EXHIBIT 99.1

Financial contact: Dave Feste, Chief Financial Officer, Datakey, 952-808-2347, or investor@datakey.com
Industry contact: Colleen Kulhanek, Datakey, 952-808-2361, or marketing@datakey.com

Datakey Announces First Quarter 2004 – Year Over Year Revenue Up 89%

Minneapolis, April 29, 2004 – Datakey, Inc. (OTCBB: DKEY), a leading developer of information security software products that simplify and secure access to corporate information, today reported results for the first quarter ended March 31, 2004. Revenue for the first quarter grew to $1,501,000, an increase of 89 percent from $794,000 for the year-earlier period, and up 47 percent from $1,018,000 from the fourth quarter of 2003. The first quarter net loss narrowed to $1,149,000, or $0.10 per share, compared to a net loss of $1,549,000, or $0.15 per share, in the year-earlier period, and a net loss of $988,000, or $0.09 per share, in the fourth quarter of 2003. The net loss in the first quarter of 2004 included a “non cash” interest and warrant amortization expense of $199,000 related to the $2.0 million convertible debt financing completed in October 2003 and approximately $110,000 in one-time costs related to the replacement of an officer.

“Execution of our plan to remake Datakey into a profitable, innovative developer of information security software products is beginning to yield results.” said Tim Russell, president and CEO of Datakey. “I am pleased with the progress the Datakey team is making in all areas – revenue growth, pipeline growth, new marketing programs and product upgrade releases. We are delivering on our message of simple, secure user authentication and we are encouraged by the strong reception we are receiving from our customers, prospects and partners.”

Highlights of the Quarter Include:

•	We signed a multi-year sales agreement with a U.S. financial services organization for delivery of Datakey CIP and Datakey CMS authentication solutions, which contributed to revenue in the first quarter of 2004 and is expected to contribute approximately $2.6 million in revenue through 2006.

•	We won a program to add biometric authentication to a smart ID badge deployment for the U.S. State Department, which contributed to revenue in the first quarter of 2004 and is expected to contribute to revenue during the second half of 2004.

•	We invoiced our customers approximately $2.0 million during the quarter, which is our best bookings quarter since the third quarter of 2001.

•	We delivered Datakey Axis to 49 customers, including evaluation sites, and we announced our first reference account for Datakey Axis this week.

Financial Review

Net sales of products and services for the first quarter of 2004 were $1,501,000, compared to $794,000 for the same period of 2003. The increase of $707,000 in net sales for the first quarter of 2004 resulted from (1) a substantial increase in spending by certain financial and governmental customers of Datakey CIP and CMS products, (2) service revenues earned from completing a task order as part of a system integration analysis project for the U.S. State Department and (3) licensing revenue from an original equipment manufacturer.

Gross margins increased to 64% of revenue in the first quarter of 2004 from 24% of revenue in the same period of 2003 principally due to a more favorable product sales mix, which consisted of a greater percentage of higher gross margin software products, as well as high margin service and licensing revenues earned during the quarter. In addition, gross margins in the first quarter of 2003 were negatively affected by an $84,000 impairment expense related to a revaluation of certain prepaid licenses.

Net interest expense incurred during the first quarter of 2004 came to $194,000, or 13% of revenue, compared to net interest income of $5,000 in the same period of 2003. Net interest expense increased by $199,000 in the first quarter of 2004 due to the $2,000,000 convertible promissory notes payable, which were issued on October 17, 2003. In subsequent quarters, net interest expense, including warrant amortization expense, related to the convertible promissory notes will accrue at approximately $200,000 per quarter and is payable on the October 17, 2004 maturity date.

Cash decreased by $1,107,000 from $2,702,000 at December 31, 2003 to $1,595,000 at March 31, 2004. Approximately $1,109,000 of cash was used to fund operating activities, which closely approximates the net loss for the quarter.

Outlook
We currently expect total revenues in 2004 to increase significantly over 2003 levels because (i) we expect that demand for our PKI enabled products will increase and (ii) we anticipate our broader sales and marketing efforts in 2004 to establish a market for Datakey Axis. In addition, we expect gross margins to vary from quarter to quarter during 2004 depending on the proportion of lower margin hardware products in our product sales mix, but on an annual basis we expect gross margins to be higher than full year 2003 gross margins as revenues from our new product, Datakey Axis, start to comprise a larger percentage of total revenue.

Although we are unable to provide specific quarterly or annual financial guidance, we believe that 2004 is unfolding in a positive manner with 95 new customers added during the quarter and our pipeline of sales opportunities continues to grow. We define our pipeline of sales opportunities as the estimated sales value of qualified customer interest in authentication solutions, which could result in a sale for us or one of our competitors. For the current quarter, we estimate our pipeline at approximately $13.0 million over the next 4 quarters, which is an increase of more than 50% from the fourth quarter of last year. Datakey Axis is an important reason for the growth in our pipeline.

First Quarter Conference Call and Replay
Management will review the first quarter operating results in a conference call at 5:00 p.m. Eastern today. The conference call may be accessed by dialing 800-795-1259, or 785-832-0326 for international callers, a few minutes prior to the scheduled start time on April 29, and providing the conference ID#: DATA. An audio replay of the conference call will be available for 30 days at 800-934-4245. International callers may access the replay at 402-220-1173. A simultaneous web cast of the conference call will be available on the Internet at www.datakey.com in the Investor Relations section. The web cast will be archived for 90 days.

About Datakey Inc.
Datakey Inc. (www.datakey.com) delivers intelligent solutions, which includes Datakey Axis™, Datakey CIP™ and Datakey CMS™, that strengthen security and simplify user identification. Datakey Axis is a strong authentication and single sign-on solution that locks each user’s digital credentials onto a smart card or USB token. Easy-to-install and maintain, Datakey Axis fortifies security with two-factor authentication and automated enforcement of strong password policies.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements relate to increased revenues based on our belief that users of network services will increase revenues based on our belief that users of network services will increase their usage of smart cards and tokens; government agencies and financial service organizations worldwide will continue to implement PKI-based security infrastructures; and our strategic relationships will provide market leverage and higher value solutions to new and existing customers. Such expectations are also supported by the anticipation of adding $2.6 million in revenues through 2006 under a contract with a U.S. financial services organization and revenue from an expected biometric authentication project for the U.S. State Department smart ID badge deployment that would add revenue in the second half of 2004. Our expected pipeline of $13.0 million in sales opportunities over the next four quarters, however, is not guaranteed, and we may not be successful in booking these sales opportunities due to competition from others or due to other market conditions. Other forward-looking statements reflect our specific expectations that research and development, engineering and technical support expenses in 2004 will increase due to planned personnel additions; our marketing and sales expenses in 2004 will increase due to broader efforts intended to establish and/or grow the market for our authentication solutions and increase revenue growth over the next several years; and our general and administrative expenses in 2004 will increase to support the increased marketing efforts as well as resulting from management personnel changes. Due in part to an expected increased demand for the Axis Product, which we expect to carry a higher margin, we expect our gross margins to improve in 2004; and we believe our cash and cash equivalents together with expected revenues from operations should be sufficient to meet anticipated working capital requirements into the first quarter of 2005 (assuming the outstanding convertible debt due in October 2004 is converted to capital stock or the maturity date is extended). Additional factors that may cause actual results to differ from our assumptions and expectations include our sales terms, which allow a customer to cancel an order at anytime prior to shipment of that order without penalty; our past losses and expected future losses cast doubt on our ability to operate profitably; we rely on third parties to market, distribute and sell our products and those third parties may not perform; if we do not enter into initial and extended maintenance and support agreements with users of our software, our revenues and gross margins will be lower; raising the required capital to conduct our operations and develop our products is time critical; our common stock is traded on the OTC Bulletin Board, which may affect its market price and liquidity; success of our new product, Datakey Axis, depends on commercial acceptance and demand; the price of our Common Stock has significantly decreased since January 2003; we face the risks related to rapid technological change; we face significant price competition; our success is highly dependent on our ability to retain our management team and technical expertise; and we may not be able to adequately enforce or protect our intellectual property rights or to protect ourselves against infringement claims by others. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

Financial statements follow...

Datakey, Inc.
Condensed Statements of Income
Unaudited
(in thousands, except per share)

	For the Three Months Ended
	March 31,
	2004	2003
Net sales	$1,501	$794
Cost of goods sold	544	606

Gross profit	957	188
Operating expenses
R&D, engineering and technical support	497	548
Marketing and sales	993	776
General and administrative	422	418

Total operating expenses	1,912	1,742

Operating loss	(955)	(1,554)
Interest income (expense), net	(194)	5

Income before provision for taxes	(1,149)	(1,549)
Income tax expense	—	—

Net loss	$(1,149)	$(1,549)

Loss per share: Basic and diluted	$(0.10)	$(0.15)

Weighted-average common shares: Basic and diluted	11,760	10,114

Selected Balance Sheet Data
Unaudited
(in thousands)

	March 31,	December 31,
	2004	2003
Cash and cash equivalents	$1,595	$2,702
Trade receivables, net	1,665	930
Inventories, net	526	443
Total assets	4,588	4,818
Deferred revenue	862	306
Current liabilities	3,515	2,615
Stockholders equity	1,074	2,202

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